File No. 70-9677
                        (General Financing)

                SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC  20549

                    AMENDMENT NO. 2 TO FORM U-1

                     APPLICATION / DECLARATION

                               UNDER

          THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                ___________________________________

 Allegheny Energy, Inc.              Allegheny Energy Supply Company, LLC
 10435 Downsville Pike               R.R. 12, P.O. Box 1000
 Hagerstown, MD  21740               Roseytown, Penna. 15601

 West Penn Power Company             Allegheny Energy Service Corporation
 800 Cabin Hill Drive                10435 Downsville Pike
 Greensburg, PA  15601               Hagerstown, MD  21740

 Monongahela Power Company           The Potomac Edison Company
 1310 Fairmont Avenue                10435 Downsville Pike
 Fairmont, West Virginia 26554       Hagerstown, MD  21740

                    Allegheny Ventures, Inc.
                    10435 Downsville Pike
                    Hagerstown, MD  21740
                   _____________________________

                      Allegheny Energy, Inc.
                      10435 Downsville Pike
                      Hagerstown, MD  21740

 The Commission is requested to send copies of all notices, orders and communications in connection with this Application /
                          Declaration to:

                     Thomas K. Henderson, Esq.
                Vice President and General Counsel
                      Allegheny Energy, Inc.
                       10435 Downsville Pike
                       Hagerstown, MD 21740

                       Anthony Wilson, Esq.
                          Senior Attorney
               Allegheny Energy Service Corporation
                       10435 Downsville Pike
                       Hagerstown, MD  21740

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1.   Applicants hereby amend the application by filing Item 6,
     Exhibits and Financial Statements:   F. Opinion of Counsel

                              SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned Applicants have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

                         ALLEGHENY ENERGY, INC.

                         /s/ THOMAS K.HENDERSON, ESQ.

                         Thomas K. Henderson, Esq.


                         ALLEGHENY VENTURES, INC.

                         /s/ THOMAS K. HENDERSON, ESQ.

                         Thomas K. Henderson, Esq.


                         ALLEGHENY ENERGY SUPPLY COMPANY, LLC

                         /s/ THOMAS K. HENDERSON, ESQ.

                         Thomas K. Henderson


                         THE POTOMAC ELECTRIC COMPANY

                         /s/ THOMAS K. HENDERSON, ESQ.

                         Thomas K. Henderson


                         MONONGAHELA POWER COMPANY

                         /s/ THOMAS K. HENDERSON, ESQ.

                         Thomas K. Henderson


                         WEST PENN POWER COMPANY

                         /s/ THOMAS K. HENDERSON, ESQ.

                         Thomas K. Henderson


                         ALLEGHENY ENERGY SERVICE CORPORATION

                         /s/ THOMAS K. HENDERSON

                         Thomas K. Henderson
Dated:  July 7, 2000